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                                                                    Exhibit 10.2
                                                                    ------------

[LETTERHEAD OF CROWN RESOURCES APPEARS HERE]

February 10, 1998

Mr. David Williamson Associates Limited
Attention: Mr. David Williamson
15 St. Helen's Place
London EC3A 6DE Great Britain

Dear David:

Enclosed is the paperwork concerning the private placement with Mr. Philip Jones of The Equitable Life Assurance Society. As we discussed over the phone, this private placement will be for 1,000,000 shares of Crown Resources Corporation common stock under Regulation S offering as defined under U.S. security law ("Reg S"). It is our understanding that under the safe harbor rules of Reg S, a qualified foreign purchaser has the ability to resell the shares after a hold period of 40 days, with certain limitations and restrictions.

We have enclosed a subscription agreement the purchaser will be required to complete, and sign prior to closing the transaction. Of course it will be incumbent on the purchaser to obtain his own legal and tax advice for comfort as to the compliance with any applicable security laws including requirements for utilizing any safe harbor provisions of US securities laws. Furthermore, the purchaser must rely upon published public information (press releases, 10Q, 10K and annual reports) in making his decision. Nothing contained herein, nor any other representations, made by Crown either written or oral can be relied upon by the purchaser regarding this matter.

David Williamson and Associates (DWA) will receive 40,000 shares of Crown Resources Corporation common stock as compensation for its assistance in completing this transaction. This stock will carry a legend restricting its resale for a period of one year and DWA agrees not to sell this stock for a period of one year. Additionally, DWA agrees to cancel the $10,000 per year fee Crown has been paying DWA for the services of David Williamson to serve on Crown's Board of Directors, but Mr. Williamson will be entitled to Director options from Crown. DWA further agrees to provide a Crown European road show and an associated DWA research report at no cost to Crown, except for out of pocket expenses. The timing of this road show is at Crown's discretion at any time before November 30, 1999, with adequate advance notice to DWA.

Your assistance in this function is greatly appreciated and we look forward to a smooth and timely closing to this transaction.


Very truly yours

/s/ Christopher E. Herald
                                                CROWN RESOURCES CORPORATION
Christopher E. Herald                           1675 Broadway, Suite 2400
President                                       Denver, Colorado 80202
                                                Telephone 303-534-1030
                                                Fax 303-534-1809